Exhibit 99.1

AVIS BUDGET GROUP APPOINTS LYNN KROMINGA
TO BOARD OF DIRECTORS

Company Sets May 21, 2007 as Date of Annual Shareholder Meeting

PARSIPPANY, N.J., October 30, 2006 - Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced the appointment of Lynn Krominga to its Board of Directors. Ms. Krominga fills a newly-created seat and will serve for a term scheduled to end at the 2007 annual meeting of stockholders. She is an independent director (under the rules of the New York Stock Exchange) and will serve on the Board’s Audit Committee.

Ms. Krominga adds extensive expertise to our Board of Directors in brand and internet marketing, business development and legal and regulatory issues. Following a lengthy career at Revlon, Inc., where she served as international counsel, general counsel, president - global licensing and executive vice president - business development, Ms. Krominga has most recently served as a consultant for several private equity and venture capital firms.

“We are pleased to add Lynn to our Board of Directors,” said Ronald L. Nelson, chairman and chief executive officer of Avis Budget Group. “She brings a wealth of skills and collective knowledge to our Board and will be invaluable in guiding Avis Budget in the coming years.”

Avis Budget Group also announced that it has scheduled its 2007 Annual Meeting of Stockholders for May 21, 2007. Stockholders of record as of the close of business on April 3, 2007 will be entitled to vote at the annual meeting. Any shareholder proposal that is sought to be included in our proxy materials for this 2007 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received by us prior to the close of business on December 15, 2006. Since our 2007 Annual Meeting has been set for a date that is not within 25 days of the anniversary of our 2006 Annual meeting, under our by-laws, in order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nominations must be received by us not later than November 9, 2006. Proposals and nominations should be addressed to: Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054.

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contacts:
    John Barrows                     Susan McGowan
    (973) 496-7865                    (973) 496-3916

Investor Contact:
    David Crowther
    (973) 496-7277

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